Exhibit A

UTEK

CONFIDENTIAL TERM SHEET

PROPOSED STRATEGIC ALLIANCE BETWEEN

UTEK CORPORATION (UTK) & THE JENEX CORPORATION (JEN.V)

Statement of Work: To identify technology acquisition opportunities for The Jenex Corporation from research universities and government laboratories. A first step in this process is the development of a Technology Acquisition Profile Once completed, we will identify and present technologies that meet this profile. While conducting our search we will maintain the confidentiality of JEN.V

Term: The term, of the Agreement will be for four (4) months unless terminated sooner. This Agreement may be renewed upon mutual, written agreement of the parties. Either party may terminate this agreement at any time with 30 days written notice

Services:

UTK agrees to provide the following distinct services to JEN.V:

i.  Identify synergistic new thermal treatment technologies from universities and government laboratories to help provide JEN.V with an enhanced new product pipeline.

ii.  Review technology acquisition opportunities for JEN.V while maintaining JEN.V's confidentiality.

iii.  Present technology acquisition opportunities for JEN.V.  JEN.V will have 30-days to determine f they want to go forward with the technology license.

a.

UTK after 30 days shall nave the right to present the technology other clients.

iv.  JEN V acknowledges that the sources of technologies represented by UTEK are third party research institutions and UTEK does not control whether the technology will be shown to other parties by the licensor.

v.  At JEN.V's request, UTK will prepare, and compile additional information regarding the technology acquisition opportunities for JEN V.

vi.  At JEN.V s request and upon mutual agreement between JEN.V and UTK, UTK will negotiate and seek to acquire a license to the requested technology for subsequent sale to and acquisition by JEN.V.

vi  On a case-by-case basis, at JEN.V's request and UTK's sole discretion, UTK will propose an equity-financing plan for JEN.V's consideration, to finance select technology acquisition opportunities for JEN.V.

vii.  UTK will seek to identify and introduce JEN.V to a qualified U.S. firm serving FDA/EPA regulated companies

ix. UTEK, utilizing our European subsidiary PAX, we will seek to identify and present potential licensees for JEN.V Therapik insect sting treatment. If JEN V, at its sole discretion, decides to move forward with any potential licensee introduced by UTEK then JEN V will provide UTEK with a success fee equal to ten (10) percent of all consideration received by JEN.V from the licensee.

x. JEN.V will not seek to acquire any technologies presented to JEN.V by UTK directly from the technology developer for a period of 24 months following the termination of this Strategic Alliance agreement,

xi. The compensation quotation is valid for projects authorized and initiated within 30 days of the date of this term sheet.

COMPENSATION

1n consideration for providing these Services, JEN.V shall pay UTK $40,000 worth of unregistered shares of common stock (133 333 shares) upon the execution of this Strategic Alliance Agreement. 1/4th of the shares (33,333) shall vest each month during the term of this Agreement. The restrictive legend on the, shares shall be for a period of four (4) months; after such time the shares shall be free trading.  If this Agreement is terminated any unvested shares will be returned to JEN.V

Approved by:

UTEK

STRATEGIC ALLIANCE AGREEMENT

This Strategic Alliance Agreement is made and entered into this 23rd day of April 2004, by end between UTK CORPORATION ("UTK"), 202 South Wheeler Street, Plant City, Florida 33563, a Delaware Corporation, and The Jenex Corporation, (JEN.V), 207-940 Sheldon Court Burlington, Ontario L7L 5K6, a Canadian Corporation.

WITNESSETH:

WHEREAS, JEN.V desires to engage UTK to provide the services as set forth in this Agreement, and

WHEREAS, UTK is agreeable to provide these services.

NOW THEREFORE, in consideration of the mutual promise made in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

I.ENGAGEMENT

JEN.V hereby retains UTK to provide those services as defined herein and UTK hereby agrees to the appointment on the terms and conditions hereinafter set forth and agrees to use commercially reasonable efforts in providing said services.

II. INDEPENDENT CONTRACTOR

UTK shall be, and in all respects be deemed to be, an independent contractor in the performance of its duties hereunder.

A.

JEN.V shall be solely responsible for making all payments to and on behalf of its employees and UTK shall in no event be liable for any debts or other liabilities of.

B.

UTK shall not have or be deemed to have, fiduciary obligations or duties to, and shall be able to pursue, conduct and carry on for Its own account (or for the account of others) such activities, ventures; businesses and other pursuits as UTK in its sole, absolute and unfettered discretion, may elect.

C.

Notwithstanding the above. no activity, venture, business or other pursuit of UTK, during the term of this Agreement shall conflict with UTK's obligations under this Agreement.

III. SERVICES

UTK agrees to provide the following services, hereinafter collectively referred to as "Services":

SEE STRATEGIC ALLIANCE SUMMARY (EXHIBIT A) ATTACHED AND MADE A PART HEREOF.

A.

UTK shall devote such time and efforts, as it deems commercially reasonable, under the circumstances to the affairs of, as is reasonable and adequate to render the Services contemplated by this Agreement.

B.

UTK cannot guarantee results on behalf of, but shall pursue all reasonable avenues available through its network of contacts. The acceptance and consumption of any transaction is subject to acceptance of the terms and conditions by in its sole discretion.

C.

In conjunction with the Services; UTK agrees to:

1.  Make itself available at the offices of or at another mutually agreed upon place, during normal business hours, for reasonable periods of time, subject to reasonable advance notice and mutually convenient scheduling.

2.  Make itself available for telephone conferences with the principal officer(s) of during normal business hours.

IV. EXPENSES

It is expressly agreed and understood that each party shall be responsible for its own normal and reasonable out-of-pocket expenses.

V. COMPENSATION

A. In consideration for the services, agrees that UTK shall be entitled to compensation as follows:

SEE STRATEGIC ALLIANCE CONFIDENTIAL TERM SHEET (EXHIBIT A) ATTACHED AND MADE A PART HEREOF,

VI  TERM AND TERMINATION

The term of the Agreement will be for4 months unless terminated sooner.

This Agreement may be renewed upon mutual, written agreement of the parties.

Either party may terminate this agreement at any time with 30 days written notice.

VII  LEGAL COMPLIANCE

JEN.V agrees that it will put in place, if it has not already done so, policies and procedures relating to and addressing, with the commercially reasonable intent to ensure compliance with, applicable securities laws, rules .and regulations, including, but not limited to.

A.

The use, release or other publication of forward-looking statements

B.

Disclosure requirements regarding the required disclosure of the nature and terms of UTK's relationship with, including, but not limited to press releases, publications on its web site, letters to investors and telephone or other personal communication with potential or current investors.

C.

No press releases or any other forms of communication to third parties, which mention both UTK CORPORATION and JEN.V, shall be released without the prior written consent and approval of both UTK and JEN.V.

D.

EXECUTION. The execution, delivery and performance of this Agreement, in the time and manner herein specified will not conflict with, result in a breach of, or constitute a default under any existing agreement, indenture, or other instrument to which either JEN.V or UTK is a party or by which either entity may be bound or affected.

E.

TIMELY APPRISALS. JEN.V shall use its commercially reasonable efforts to keep UTK up to date and apprised of all business, market and legal developments related to and its relationship to UTK.

F.

CORPORATE AUTHORITY. Both JEN.V and UTK have full legal authority to enter into this Agreement and perform the same in the time and manner contemplated.

G.

The individuals whose signatures appear below are authorized to sign this Agreement on behalf of their respective corporations.

H.

JEN.V will cooperate with UTK and will promptly provide UTK with all pertinent materials and requested information in order for UTK to perform its Services pursuant to this Agreement.

I.

When delivered, the shares of JEN.V Common Stock shall be duly and validly issued, fully paid and non-assessable.

J.

UTK represents to JEN.V that a) it has the experience and JEN.V as may be necessary to perform all the required, b) all Services will be performed in a professional manner, and c) all individuals it provides to perform the Services will be appropriately qualified and subject to appropriate agreements concerning the protection of trade secrets and confidential information of which such persons may have access to over the term of this Agreement.

K.

Until termination of the engagement, JEN.V will notify UTK promptly of the occurrence of any event, which might materially affect the condition (financial or otherwise), or prospects of.

VIII. CONFIDENTIAL DATA

A.

UTK shall not divulge to others, any trade secret or confidential information, knowledge, or data concerning or pertaining to the business and affairs of JEN.V, obtained by UTK as a result of its engagement hereunder, unless authorized, in writing by JEN.V. UTK represents and warrants that it has established appropriate internal procedures for protecting the trade secrets and confidential information of  JEN,V including, without limitation, restrictions on disclosure of such information to employees and other persons who may be engaged in such information to employees and other persons who may be engaged in rendering services to any person, firm or entity which may be a competitor of.

B.

JEN.V shall not divulge to others, any trade secret or confidential information, knowledge, or data concerning or pertaining to the business and affairs of UTK obtained as a result of its engagement hereunder, unless authorized, in writing, by U TK.

C.

UTK shall not be required in the performance of its duties to divulge to JEN.V, or any officer, director, agent or employee of JEN.V, any secret or confidential information, knowledge, or data concerning any other person, firm or entity (including, but not limited to, any such person, firm or entity which may be a competitor or potential competitor of) which UTK may have or be able to obtain other than as a result of the relationship established by this Agreement.

IX. OTHER MATERIAL TERMS AND CONDITIONS

A. INDEMNITY.

1

UTK shall indemnify, defend and hold harmless JEN.V from and against any and all losses incurred by JEN.V which arise out of or result from misrepresentation, breach of warranty or breech or non- fulfillment of any covenant contained herein or Schedules annexed hereto or in any other documents or instruments furnished by UTK pursuant hereto or in connection with this Agree

2.

JEN.V shall indemnify, defend and hold harmless UTK from and against any and a11 losses incurred by UTK which arise out of or result from misrepresentation, broach of warranty or breach or non-fulfillment of any covenant contained herein or Schedules annexed hereto or in any other documents or instruments furnished by JEN.V pursuant hereto or in connection with this Agreement.

B. PROVISIONS. Neither termination nor completion of the assignment shall affect the provisions of this Agreement, and the Indemnification Provisions that are `incorporated herein, which shall remain operative and in full force and effect.

C

ADDITIONAL INSTRUMENTS.  Each of the parties shall from time to time, at the request of others, execute, acknowledge and deliver to the other party any and all further instruments that may be reasonably required to give full effect and force to the provisions of this Agreement.

D.

ENTIRE AGREEMENT. Each of the parties hereby covenants that this Agreement, is intended to and does contain and embody herein all of the understandings and agreements, both written or oral, of the parties hereby with respect to the subject matter of this Agreement, and that there exists no oral agreement or understanding expressed or implied liability, whereby the absolute, final and unconditional character and nature of this Agreement shall be in any way invalidated, empowered or affected. There are no representations, warranties or covenants other than those set forth herein,

E.

ASSIGNMENTS. The benefits of the Agreement shall inure to the respective successors and assignees of the parties and assigns and representatives, and the obligations and liabilities assumed in this Agreement by the parties hereto shall be binding upon their respective successors and assigns; provided that the rights and obligations of UTK under this Agreement may not be assigned or delegated without the prior written consent of JEN.V and any such purported assignment shall be null and void. Notwithstanding the foregoing, UTK may assign this Agreement or any portion of its Compensation as outlined herein to its subsidiaries in its sole discretion.

F

ORIGINALS. This Agreement may be executed in any number of Counterparts, each of which so executed shall be deemed an original and constitute one and the same agreement.

G. ADDRESSES OF PARTIES. Each party shall at all times keep the other informed of its principal place of business if different from that stated herein, and shall promptly notify the other of any change, giving the address of the new place of business or residence.

H. NOTICES.  All notices that are required to be or may, b® sent pursuant to the provision of this Agreement shall be sent by certified mail, return receipt requested, or by overnight package delivery service to each of the parties at the addresses appearing herein, and shall count from the date of mailing or the validated air bill.

I. MODIFICATION AND WAVIER. A modification or waiver of any of the provisions of this Agreement shall be effective only if made in writing and executed with the same formality as this Agreement. The failure of any party to insist upon strict performance of any of the provisions of this Agreement shall not be construed as a waiver of any subsequent default of the same or similar nature or of any other nature.

J. INJUNCTIVE RELIEF. Solely by virtue of their respective execution of this Agreement and in consideration for the mutual covenants of each other, JEN.V and UTK hereby agree, consent and acknowledge that, in the event of a breach of any material term of this Agreement, the non-breaching party will be without adequate remedy-at-taw and shall therefore, be entitled to immediately redress any material breach of this Agreement by temporary or permanent injunctive or mandatory relief obtained in an action or proceeding instituted in any court of competent jurisdiction without the necessity of proving damages and without prejudice to any other remedies which the non-breaching party may have at law or in equity.

K. ATTORNEY'S FEES. If any arbitration, litigation, action; suit, of other proceeding is instituted to remedy, prevent or obtain relief from a breach of this Agreement in relation to a breach of this Agreement or pertaining to a declaration of rights under this Agreement. the prevailing party will recover all such party's attorneys' fees incurred in each and every such action, suit or other proceeding, including any and all appeals or petitions there from. As used in this Agreement, attorneys' fees will be deemed to be the full and actual cost of any legal services actually performed in connection with (he matters involved, including those related to any appeal to the enforcement of any, judgment calculated on the basis of the usual fee charged by attorneys performing such services.

APPROVED AND AGREED:

UTEK CORPORATION

THE JENEX CORPORATION

By:  /s/ William R. Porter

By: /s/ Michael Jenkins

Chief Technology Transfer Officer

President